UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2026

SRx Health Solutions, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-40477	83-4284557
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 US Highway 1

North Palm Beach, Florida 33408

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (212) 896-1254

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value share	SRXH	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on July 7, 2025, the Company entered into a Securities Purchase Agreement (the “Note Purchase Agreement”) by and among the Company and certain accredited investors named therein (the “Note Investors”), pursuant to which the Company issued and sold to the Note Investors (i) a new series of senior secured convertible notes (the “Notes”) with an aggregate original principal amount of $7,650,000, subject to an original issue discount as provided in the Notes, and (ii) warrants to acquire 21,338,062 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (such transaction, the “Note Financing”). Refer to the Company’s Current Report on Form 8-K filed on July 15, 2025 for additional information regarding the Note Purchase Agreement and the Note Financing.

Also as previously disclosed, on October 27, 2025, the Company entered into a Securities Purchase Agreement (the “Series A Purchase Agreement,” and together with the Note Purchase Agreement, the “Existing Securities Purchase Agreements”) with certain accredited investors named therein (the “Series A Investors,” and together with the Note Investors, the “Existing Investors”). Pursuant to the Series A Purchase Agreement, up to 38,070 shares of the Company’s Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”), the terms of which are set forth in that certain certificate of designations for the such series of preferred stock (the “Existing Certificate of Designations”), and accompanying warrants (“Series A Warrants”) to purchase shares of Common Stock, could be purchased, in one or more closings, for an aggregate purchase price of up to $30.46 million in one or more closings. On October 31, 2025, pursuant to the Series A Purchase Agreement, the Company issued and sold, the Series A Investors purchased, in a private placement: 19,035 shares of the Series A Preferred Stock and 54,527,811 Series A Warrants for aggregate proceeds of approximately $15.23 million (such transaction, the “Series A Financing”). Refer to the Company’s Current Report on Form 8-K filed on October 31, 2025 for additional information regarding the Series A Purchase Agreement and the Series A Financing.

The Company desires to enter into a securities purchase agreement (the “New Securities Purchase Agreement”) with certain accredited investors (the “New Buyers”), pursuant to which, among other things, the Company will sell and issue to the New Buyers, in one or more closings, certain shares of a new series of convertible preferred stock of the Company designated as Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), the terms of which shall be set forth in the certificate of designation for such series of preferred stock, and related warrants (collectively, the “New Offering”). Pursuant to Section 4(o) of each Existing Securities Purchase Agreement, as applicable, each Existing Investor has a right of participation in the New Offering and is entitled to certain notice rights (collectively, the “Participation Right”). In connection with the New Offering, certain Existing Investors have each entered into a limited waiver and consent agreement with the Company (each, a “Waiver”), pursuant to which each such Existing Investor has agreed to (i) permit the New Offering and (ii) waive its Participation Right with respect to the New Offering and to any Subsequent Placement (as defined in each Existing Securities Purchase Agreement, as applicable) effected on or after the effective date of the Waiver. Further, pursuant to the Waiver, certain Existing Investors, each in its capacity as a Required Holder (as defined in the Series A Purchase Agreement) have provided their consent, pursuant to the Existing Certificate of Designations, to the creation of Parity Stock (as defined in the Existing Certificate of Designations), solely with respect to the Series B Preferred Stock, such that the Series B Preferred Stock is permitted to rank pari passu with the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

The foregoing description of the terms and conditions of the Waiver does not purport to be complete and is qualified in its entirety by the full text of the form of Waiver, which is filed as an exhibit thereto.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibits	Description
10.1	Form of Waiver.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRx Health Solutions, Inc.

By:	/s/ Carolina Martinez
Name:	Carolina Martinez
Title:	Chief Financial Officer

March 2, 2026